Exhibit 2.1

ASSET PURCHASE AGREEMENT

AMONG

ASURE PAYROLL TAX MANAGEMENT LLC

PAYROLL TAX MANAGEMENT, INC.,

FINANCIAL BUSINESS GROUP HOLDINGS, AND ALDEN J. BLOWERS

DATED JULY 7, 2020, BUT EFFECTIVE AS OF JULY 1, 2020

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5.4	Brokers	34
ARTICLE VI COVENANTS		34
6.1	Access to Information	34
6.2	Restrictive Covenants	34
6.3	Public Announcements	36
6.4	Further Assurances	37
6.5	Retention of Records	37
6.6	No Assignment in Certain Circumstances	37
6.7	Transition Services	37
6.8	Agreements regarding Certain Seller Intellectual Property	38
6.9	Audit Cooperation	38
6.10	Future Corporate Actions. te.	38
ARTICLE VII EMPLOYEE RELATED MATTERS		38
7.1	Transferred Employee	38
7.2	Seller’s Employees	38
ARTICLE VIII INDEMNIFICATION		39
8.1	Survival	39
8.2	Indemnification by Seller	39
8.3	Certain Limitations to Seller Indemnification	40
8.4	Indemnification by Buyer	40
8.5	Certain Limitations to Buyer Indemnification	41
8.6	Indemnification Procedures	41
8.7	Payments	43
8.8	Tax Treatment of Indemnification Payments	43
8.9	Effect of Investigation	43
8.7	Effect of Materiality	43
8.11	Exclusive Remedies	44
ARTICLE IX MISCELLANEOUS		44
9.1	Expenses	44
9.2	Notices	44
9.3	Interpretation	45
9.4	Headings	45
9.5	Severability	45
9.6	Entire Agreement	45
9.7	Successors and Assigns	45
9.8	No Third-Party Beneficiaries	46
9.9	Amendment and Modification; Waiver	46
9.10	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial	46
9.11	Specific Performance	47
9.12	Counterparts	47
9.13	Effect of Disclosure	47

ii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated July 7, 2020 (the “Closing Date”), but effective as of July 1, 2020 (the “Effective Date”), is entered into by and among ASURE PAYROLL TAX MANAGEMENT, LLC, a Delaware limited liability company (“Buyer”), PAYROLL TAX MANAGEMENT, INC., a California corporation (“Seller”) and FINANCIAL BUSINESS GROUP HOLDINGS, a California corporation (“FBGH”) and ALDEN J. BLOWERS a California resident (“Blowers”). Seller, FBGH and Blowers are further referred to in this Agreement collectively as the “FBGH Parties” and individually as a “FBGH Party.”

RECITALS

A.

Seller desires to sell and to Buyer, and Buyer desires to purchase from Seller substantially all of the assets and certain specified liabilities of Seller relating to the Business, all on and subject to the terms and conditions of this Agreement.

B.

FBGH and Blowers own directly or indirectly all of the outstanding shares of Seller and is entering into this Agreement, the other Transaction Documents, and the consummation of the Transaction to, among other things, provide certain non-competition, non-solicitation, indemnity, and other assurances to Buyer as a material inducement for Buyer to enter into the Transaction.

AGREEMENT

In consideration of the foregoing and the mutual covenants, representations, warranties and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“ACH” has the meaning set forth on Schedule 3.4(b).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Additional Fundamental Representations” means the representations and warranties set forth in Section 3.10, Section 3.19 and Section 3.22 of this Agreement.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Annual Revenue” means repetitive net revenue from Existing Customers and Potential Customers for payroll tax processing services, plus revenue derived from interest earned on funds held in Asure Custodial Accounts solely with respect to the Existing Customers and Potential Customers, calculated in accordance with GAAP and in accordance with Schedule 1.0.

“Assigned Contracts” has the meaning set forth in Section 2.1(g).

“Assigned Customer Accounts” has the meaning set forth in Section 2.1(c).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Asure” means Asure Software, Inc., a Delaware corporation and Buyer’s parent.

“Asure Custodial Accounts” means those custodial accounts that Buyer maintains, monitors and operates in order to deposit client payroll tax funds in connection with the payroll tax processing services after the Effective Time.

“Balance Sheet” has the meaning set forth in Section 3.4.

“Balance Sheet Date” has the meaning set forth in Section 3.4.

“Basket” has the meaning set forth in Section 8.3(b).

“Behavioral Information” means data collected from an IP address, web beacon, pixel gig, ad tag, cookie, local storage, software, or by any other means, or from a particular computer, Web browser, mobile telephone, or other device or application, where such data is or may be used to identify or contact an individual or device or application, to predict or infer the preferences, interests, or other characteristics of the device or of a user of such device or application, or to target advertisements or other content to a device or application, or to a user of such device or application.

“Benefit Plan” has the meaning set forth in Section 3.16(a).

“Bill of Sale and Assignment” has the meaning set forth in Section 2.7(a)(ii).

“Bonus Amounts” means any and all bonus amounts and other amounts payable to employees as a result of the transactions contemplated hereby (including payments in respect of any phantom equity interests) that have been or should have been accrued for or are payable to the officers, governors, employees and consultants of Seller as of the Effective Date (including the employer portion of any employment taxes related to such Bonus Amounts).

“Business” means (a) the business of the Seller as currently and historically operated, including providing software-as-a-service (SAAS) in the area of payroll tax management, but specifically excluding any and all unrelated businesses conducted by FBGH, Cachet Financial Services and NSI; and (b) for purposes of Section 6.1 of this Agreement, payroll processing services, payroll tax management, human resource management and consulting services, COBRA administration services, Section 125 administration services, web-based time and attendance management services and the other services typically provided by an administrative services organization.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Business Relation” means the Customers and any vendor or referral partner that is a party to an Assigned Contract or that, to the best of the Knowledge of Seller, has a contractual relationship with Buyer or its Affiliates.

“Buyer” means Asure Payroll Tax Management LLC, a Delaware limited liability company. preamble.

“Buyer Expenses” means all unpaid costs, fees and expenses of outside professionals incurred by Buyer related to the process of buyer the assets of Seller, whether incurred in connection with this Agreement or otherwise, including, without limitation, all broker fees and expenses, and legal, accounting, tax and investment and banking fees and expenses, but specifically excluding the Preparation Costs.

“Buyer Indemnitees” has the meaning set forth in Section 8.2.

“Cachet Sufferance” has the meaning set forth on Schedule 3.4(b).

“Cap” has the meaning set forth in Section 8.3(a).

“Charter Documents” means, with respect to any Person, as applicable, its articles of organization, operating agreement or other organizational documents.

“Closing” has the meaning set forth in Section 2.6.

“Closing Date” means July 7, 2020.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any information concerning the Business or affairs of Seller that is not generally available to the public and includes any and all information relating to the price and terms of this Agreement, Transaction Documents and related documents contemplated in this Agreement.

“Contingent Payment” means the First Contingent Payment or the Second Contingent Payment.

“Contingent Payment Date” means (a) with respect to the First Contingent Payment, the later of (i)     thirty (30) days following the First Measurement Date, or (ii) five (5) Business Days after the date that Seller and Buyer agree on the amount of the Contingent Payment pursuant to the process set forth in Section 2.8; and (b) with respect to the Second Contingent Payment, the later of (i) sixty (60) days following the Second Measurement Date, or (ii) five (5) Business Days after the date that Seller and Buyer agree on the amount of the Contingent Payment pursuant to the process set forth in Section 2.8.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“CP Resolution Period” has the meaning set forth in Section 2.8(b)(iii).

“CP Review Period” has the meaning set forth in Section 2.8(b)(ii).

“Data Room” means the virtual datasite, known as Ideals, where FBGH Parties provided Buyer due diligence information related to the Transaction.

“Direct Claim” has the meaning set forth in Section 8.4(c).

“Disclosure Schedules” has the meaning in the preamble to Article III.

“Disputed Amounts” has the meaning set forth in Section 2.8(b)(iv).

“Dollars or $” means the lawful currency of the United States.

“Effective Date” means July 1, 2020.

“Effective Time” means 12:01 a.m. on the Effective Date.

“ELS” has the meaning set forth in Schedule 6.8.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Estimated Purchase Price” has the meaning set forth in Schedule 2.8(a).

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Excluded Losses” means (i) any Losses for which FBGH Parties have indemnification obligations under Sections 8.2(b) through and including 8.2(l); (ii) any Losses for which Buyer has indemnification obligations under Sections 8.4(b) through and including 8.4(d); (iii) any Losses arising from or due to Fraud by FBGH Parties or Buyer, respectively; and (iii) Seller’s payment obligations under Section 7.2.

“Existing Customers” means all of Seller’s customers as of the Effective Time. For the sake of clarity, Existing Customers as of the Effective Time include all Persons identified as Existing Customers on Schedule 6.2(a).

“FBGH Parties” means Blowers, FBGH and Seller.

“Final Purchase Price” has the meaning set forth on Schedule 2.8(a).

“Financial Statements” has the meaning set forth in Section 3.4.

“First Contingent Payment” means the payment to be made to Seller as calculated under and pursuant to Schedule 2.8(a) and due following the First Measurement Period.

“Fraud” means with respect to a Person, such Person’s criminal activity, intentional misconduct, intentional misrepresentation or common law fraud in each case with the specific intent to deceive and mislead by such Person.

“First Measurement Date” means April 30, 2021.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Guaranty” has the meaning set forth in Section 2.7(b)(v).

“Government Contracts” has the meaning set forth in Section 3.7(a)(vii).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Indebtedness” means, without duplication and with respect to any Person, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by such Person on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

“Indemnifying Parties” means either the FBGH Parties or the Buyer, as the case may be.

“Indemnitee” means either FBGH Indemnitees or the Buyer Indemnitees, as the case may be.

“Independent Accounting Firm” has the meaning set forth in Section 2.8(b)(iv).

“Initial Purchase Price” has the meaning set forth in Section 2.5(a).

“Insurance Policies” has the meaning set forth in Section 3.13.

“Intellectual Property” means all intellectual property and intellectual property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know- how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re- examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation, including with respect to Seller Software.

“Intellectual Property Assignments” has the meaning set forth in Section 2.7(a)(iii).

“Intercompany Financial Transactions” has the meaning set forth in Section 2.2(b).

“Interim Financial Statements” has the meaning set forth in Section 3.4.

“Knowledge” means, when used with respect to Seller, the actual knowledge of a Knowledge Party or knowledge obtained or that could be obtainable by any Knowledge Party, after due inquiry and reasonable investigation, and when used with respect to a Seller personally, the actual knowledge or knowledge obtained or that could be obtained by such Seller, after due inquiry and reasonable investigation.

“Knowledge Party” means the directors, officers and employees of FBGH and Seller who have Knowledge of the Business and who provided information to the Buyer about the Business, whether verbally, in writing or by providing documents in the Data Room, as part of the due diligence process.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 3.8(b).

“Liabilities” means, with respect to any Person, any liability or obligation of such Person, whether asserted or unasserted, whether known or unknown, whether absolute or contingent, whether accrued or unaccrued, whether matured or unmatured and whether or not required under GAAP to be accrued on the financial statements of such Person.

“Losses” means losses, Liabilities, damages, deficiencies, Actions, judgments, settlement payments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not result in any diminution in the value of the Business or Purchased Assets or punitive, consequential or special damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition, change or development that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the Business, results of operations, condition or assets of Seller or (b) the ability of Seller to consummate the transactions contemplated hereby.

“Material Contracts” has the meaning set forth in Section 3.7(a).

“Material Customers” has the meaning set forth in Section 3.12(a).

“Material Suppliers” has the meaning set forth in Section 3.12(b).

“Measurement Date Annual Revenue” has the meaning set forth in Schedule 2.8(a).

“Measurement Period” means the twelve month period ending on any Measurement Date.

“Monthly Revenue” means, with respect to any calendar month prior to and including the calendar month ending on the Second Measurement Date, the repetitive net revenue from Existing Customers and Potential Customers for payroll tax processing services, plus revenue derived from interest earned on funds held in Asure Custodial Accounts, calculated in accordance with GAAP and in accordance with Schedule 1.0, for such month.

“Multiemployer Plan” has the meaning set forth in Section 3.16(c).

“NSI” means National Services, Inc., a Nevada corporation.

“NSI Guaranty” has the meaning set forth in Section 2.7(a)(iv).

“ordinary course of business” means the ordinary course of the Business, consistent with past practice, including with regard to nature, frequency and magnitude.

“Partner Agreements” has the meaning set forth on Schedule 2.1(g).

“Parties” means Buyer and the FBGH Parties.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Information” means information and data concerning an identified or identifiable natural Person, including, without limitation, any information specifically defined or identified in any privacy policy of Seller as “personal information,” “personally identifiable information,” or “PII” and includes information such as (i) an individual’s name, signature, address, telephone number, social security number or other identification number; (ii) passwords, PINs, biometric data, unique identification numbers, answers to security questions and other similar forms of personal identifiers, (iii) any non-public personal information such as health information, and (iv) other sensitive personal information. Personal Information may relate to any individual, including a current, prospective or former customer, employee or vendor of any Person. Personal Information includes information in any form, including paper, electronic and other forms.

“Pipeline Report” means the report which Buyer is to provide to Seller on a monthly basis setting forth marketing activities to the Potential Customers.

“Post-Closing Tax Period” means any taxable period beginning after the Effective Date and, with respect to any taxable period beginning before and ending after the Effective Date, the portion of such taxable period beginning after the Effective Date.

“Potential Customer” means a Person (or such Person’s Affiliates) to whom Seller has made a substantive presentation regarding any services or products provided by Seller, which constitute the Business. For the sake of clarity, “Potential Customer” at the Effective Time includes only those Persons listed and identified as a Potential Customer on Schedule 6.2(a).

“Preparation Costs” has the meaning set forth in Section 6.9.

“Prior PTM Financial Reports” has the meaning set forth in Section 6.9.

“Privacy Laws and Requirements” has the meaning set forth in Section 3.10(h).

“Private Information” has the meaning set forth in Section 3.10(h).

“Purchased Assets” has the meaning set forth in Section 2.1.

“Qualified Benefit Plan” has the meaning set forth in Section 3.16(c).

“Representative” means, with respect to any Person, any and all governors, directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Period” means that period beginning on the Effective Date and ending on the date that is five (5) years from the Effective Date.

“Retained Custodial Accounts” has the meaning set forth in Section 3.22.

“Second Contingent Payment” means the payment to be made to Seller as calculated under and pursuant to Schedule 2.8(a) and due following the Second Measurement Period.

“Second Measurement Date” means October 31, 2021.

“Seller” means Payroll Tax Management, Inc, a California corporation.

“Seller Intellectual Property” means all Intellectual Property owned by Seller or used in the operation of the Business.

“Seller IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which Seller is a contractual party.

“Seller IP Registrations” means all Seller Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Seller Trade Secrets” has the meaning set forth in Section 3.10(e).

“Seller Software” means software products, computer programs and/or Services and related documentation currently or previously researched, designed, developed, manufactured, performed, licensed, sold, distributed and/or otherwise made commercially available by Seller, including .Net (known as ELS) and Delphi.

“Selling Expenses” means all unpaid costs, fees and expenses of outside professionals incurred by Seller (including expenses incurred by Seller on behalf of the FBGH Parties) related to the process of selling the assets of Seller, whether incurred in connection with this Agreement or otherwise, including, without limitation, all broker fees and expenses, and legal, accounting, tax and investment and banking fees and expenses, but specifically excluding the Preparation Costs.

“Senior Debt” has the meaning set forth in Schedule 2.8(c).

“Senior Debt Agreements” has the meaning set forth in Schedule 2.8(c).

“Settlement Statement” has the meaning set forth in Section 2.8(b)(i).

“Standard Fundamental Representations” means the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.8(a), Section 4.1, Section 4.3 and Section 4.4.

“Standard Terms and Conditions” has the meaning set forth in Section 3.12(d).

“Statement of CP Objections” has the meaning set forth in Section 2.8(d)(iii).

“Tangible Personal Property” has the meaning set forth in Section 2.1(b).

“Tax Appeals” means the appeal of any and all penalties and/or interest asserted on the Business by any Federal, State and/or local tax authority for services rendered by Seller on behalf of its clients prior to the Closing, whether such penalties are asserted prior to or subsequent to the Closing.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 8.6(a).

“Transaction” means the transactions contemplated by this Agreement and the Transaction Documents.

“Transaction Documents” means this Agreement, the Bill of Sale and Assignment, Intellectual Property Assignments, the NSI Guaranty, the Guaranty and any other document executed and delivered by either party pursuant to the terms of this Agreement.

“Transferred Employees” has the meaning set forth in Section 7.1.

“Turn-over Time” has the meaning set forth in Section 2.6.

“Undisputed Amounts” has the meaning set forth in Section 2.8(b)(iv).

“Union” has the meaning set forth in Section 3.17(b).

ARTICLE II

PURCHASE AND SALE AND CLOSING

2.1     Purchase and Sale. On the terms and subject to the conditions of this Agreement, at Closing, Seller shall sell, convey, assign, deliver and transfer to Buyer, and Buyer agrees to purchase from Seller, free and clear of all Encumbrances, all of the assets of Seller, tangible or intangible, wherever located, which relate to, or are used in or useful for the conduct of the Business, other than the Excluded Assets (collectively, the “Purchased Assets”), including without limitation, the following:

a.     Reserved;

b.     All machinery and equipment, tools, office equipment, computer equipment, hardware, software and related program documentation, supplies and other tangible personal property (collectively, the “Tangible Personal Property”), including without limitation, those items set forth on Schedule 2.1(b);

c.     All Existing Customer accounts and list of all Potential Customers, the list of which is attached as Schedule 6.2(a) to this Agreement, and all claims and rights under any Contracts, agreements, commitments with customers, written and oral, all customer lists, route books, records, software, computer records and other similar data relating to Existing Customer accounts, and rights under bids and proposals now pending, which Buyer expressly agrees to assume, in Buyer’s sole discretion, including without limitation, those set forth on Schedule 2.1(c) (collectively, the “Assigned Customer Accounts”);

d.     All Seller Intellectual Property, including without limitation, the Seller Intellectual Property set forth on Schedule 2.1(d);

e.     Reserved;

f.     Originals, or where not available, copies, of all existing books and records (including computer records) of Seller, including books of account, ledgers, general business, financial and accounting records, price lists, sales records, research and development files, strategic plans, personnel records of employees of Seller hired by Buyer, customer lists, supplier lists, customer complaints, mailing lists, promotional and advertising materials, and research and intellectual property files relating to the Seller Intellectual Property and, for clarity, all historical financial, customer and other records stored by Seller on Peach Tree Accounting Software (now known as Sage 50 Accounting);

g.     All Contracts set forth on Schedule 2.1(g) (collectively, the “Assigned Contracts”);

h.     All Permits, licenses, governmental approvals, authorizations, certifications, consents, variances and permissions, to the extent transferable, which are held by Seller and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets;

i.     All of Seller’s rights under warranties, indemnitees and all similar rights against third parties to the extent related to the Business, the Purchased Assets or the Assumed Liabilities;

j.     All prepaid expenses which confer a benefit on Buyer following the Closing, credits, advances, security, refunds, and deposits relating to the Business, the Purchased Assets or the Assumed Liabilities;

k.     All rights to any actions of any nature available to Seller to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by counterclaim or otherwise;

l.     All goodwill and going concern value of the Business including, but not limited to, customer relationships, vendor relationships, and other Business relationships of the Business and related data pertaining to the Business, including without limitation, the name “Payroll Tax Management” and all derivations thereof and the right of Buyer to hold itself out as the successor of the Business; and

m.     Those other assets, property and rights related to the Business set forth on Schedule 2.1(m).

2.2     Excluded Assets. Notwithstanding anything contained in this Agreement to the contrary, it is understood that the following assets shall be specifically excluded from transferring to Buyer (the “Excluded Assets”):

a.     The assets, properties, and rights specifically set forth on Schedule 2.2(a);

b.     all cash, cash equivalents and marketable securities (investments in stocks, bonds and mutual funds) on hand or on deposit with any financial institution, including, but not by way of limitation, all intercompany financial transactions by and between NSI and FBGH, FBGH and Seller, Seller and FBGH, FBGH and NSI, NSI and SBS, SBS and NSI, FBGH and SBS, SBS and FBGH, NSI and TimeRack, TimeRack and NSI, FBGH and TimeRack, TimeRack and FBGH (collectively the “Intercompany Financial Transactions”);

c.     All Existing Customer accounts set forth on Schedule 2.2(c);

d.     All accounts receivable of Seller as of the Effective Date;

e.     All oral and written Contracts or other legally binding arrangements that are not Assigned Contracts;

f.     Any books, records, correspondence and other documents, and the right to receive mail and other communications addressed to Seller to the extent, in each case, they relate to the Retained Liabilities or the Excluded Assets;

g.     Seller’s organizational documents, minute books, equity records and similar records relating to the organization, governance and existence of Seller;

h.     Any attorney-client privilege and attorney work-product protection of Seller as a result of legal counsel representing Seller, including in connection with the transactions contemplated by this Agreement, and all files, documents, records and correspondence maintained by Seller or Seller’s legal counsel in connection with such representation, and any records the delivery or disclosure of which is prohibited by Law;

i.     Seller’s refunds, deposits, carrybacks, carryforwards and credits for Taxes, if any, relating to any period or portion thereof ending prior to the Effective Date, including, without limitation, deposits for worker’s compensation and sales and use taxes;

j.     All insurance policies and benefits of Seller, including all claims, rights and proceeds, provided that the claim relates to the Services prior to Closing, and all credits or refunds in respect of prepayments under Seller’s insurance policies and any return of premium resulting from cancellation of any such policies;

k.     Any rights, claims and causes of action regarding Contracts that are not Assigned Contracts; and

l.     Seller’s rights and funds under any Benefit Plan.

2.3     Assumption of Seller Liabilities. Subject to the terms and conditions set forth in this Agreement, Buyer shall assume and agree to pay, perform and discharge only the following Liabilities of Seller (collectively, the “Assumed Liabilities”): all obligations and liabilities incurred by Seller from the Assigned Customer Accounts and the Assigned Contracts but only to the extent that (i) Seller incurred such Liabilities in the ordinary course of business, (ii) such Liabilities do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Effective Date, and (iii) none of such Liabilities are part of the Excluded Liabilities.

2.4     Excluded Liabilities. Notwithstanding the provisions of Section 2.3 or any other provisions in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”), and Seller shall pay and remain responsible for all such Excluded Liabilities. Without limiting the generality of this Section 2.4, the Excluded Liabilities shall include, but not be limited to, the following:

a.     any Liabilities of Seller arising from, or in connection with, the conduct of the Business prior to the Closing or the ownership of the Purchased Assets by Seller prior to the Closing, including, without limitation, any such Liabilities arising by reason of any violation or claimed violation by Seller, by acts or events or omissions arising or occurring prior to the Closing, of any federal, state or local Law;

b.     any Liability arising from a Paycheck Protection Program Loan Seller received under Title 1 of the Coronavirus Aid Relief and Security Act;

c.     any Liability related to payroll Tax payments, fines or penalties that may be owed by an Existing Customer with respect to conduct of the Business prior to the Closing, including any obligation to pursue Tax Appeals or other Actions to abate any such Tax Liabilities;

d.     any warranty Liability of Seller or similar obligation of Seller arising from products sold or Services rendered prior to the Closing;

e.     any Liabilities of Seller related to or arising out of the Excluded Assets;

f.     any Liabilities incurred by Seller not included in the Assumed Liabilities;

g.     any Liabilities of Seller incurred in connection with any business or activity of Seller other than the Business;

h.     any Liabilities of Seller for (i) any Taxes required by Law to be paid by Seller relating to the Business, the Purchased Assets or the Assumed Liabilities for any taxable period ending on or before the Effective Date; (ii) any Taxes with respect to any Excluded Assets; (iii) any Taxes that arise out of the consummation of the transactions contemplated hereby; or (iv) other Taxes of Seller of any kind or description (including any liability for Taxes of Seller that becomes a liability of Buyer under the principles of transferee or successor liability or otherwise by operation of contract or law);

i.     any Liabilities related to the Retained Custodial Accounts;

j.     any Liabilities of Seller related to or arising out of fees and expenses of Seller’s Accountants or legal counsel in connection with this Agreement and the transactions contemplated hereby;

k.     any Liabilities of Seller for any present or former employees, agents or independent contractors of Seller, including, without limitation, any Liabilities associated with any claims for wages, bonuses, commissions, accrued vacation or other benefits, severance, termination or other payments accrued or incurred prior to Closing and including, without limitation, sales commission owed or which would be owed for sales booked before the Effective Date;

l.     any Liabilities under any Benefit Plan;

m.     any Liabilities or obligation with respect to indebtedness of Seller or the Business owing to any bank or other financial institution, including NSI;

n.     any trade payables and accounts payable of Seller for services provided to the Seller prior to the Effective Date or, if after the Effective Date, if not pursuant to an Assigned Contract, and

o.     those Liabilities set forth on Schedule 2.4(l).

2.5     Purchase Price. The initial purchase price for the Purchased Assets shall be $4,250,000.00, payable as provided in this Agreement (the “Initial Purchase Price”) and subject to positive adjustment as provided in Section 2.8 of this Agreement.

2.6     Closing. The closing of the Transaction (the “Closing”) shall take place at a time coincident with the execution of this Agreement by the delivery of the Closing Deliverables set forth in Section 2.7 in such manner and at such time as mutually agreed to by the parties. It is the intention of Parties that Seller shall operate the Business for its own account prior to the Effective Time, that Seller shall operate the Business for the benefit of Buyer between the Effective Time and 11:59 p.m. on the Closing Date (the “Turn-over Time”), and that Buyer shall operate the Business for its own account from and after the Turn- over Time.

2.7     Closing Deliverables.

a.     By the FBGH Parties. At or prior to the Closing, the FBGH Parties shall deliver or cause to be delivered to Buyer the following:

i.     possession of the Purchased Assets;

ii.     a bill of sale and assignment agreement, which includes an assignment and assumption of the Assumed Liabilities (the “Bill of Sale and Assignment”), duly executed by Seller, conveying free, clear and unencumbered title to the Purchased Assets to Buyer, along with any separate assignments of Assigned Customer Accounts or Assigned Contracts, if required;

iii.     such documents of assignment and transfer (the “Intellectual Property Assignments”), duly executed by Seller, transferring all of Seller’s right, title and interest in and to any of the Seller Intellectual Property to Buyer;

iv.     a guaranty of certain indemnification obligations of the FBGH Parties, duly executed by NSI (the “NSI Guaranty”);

v.     Reserved.

vi.     a certificate of an officer of Seller and FBGH certifying that attached thereto are true and complete copies of all resolutions adopted by Seller and FBGH authorizing the execution, delivery and performance of this Agreement and the Transaction Documents (to the extent Seller or FBGH is a party thereto) and the consummation of the Transaction, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transaction;

vii.     a certificate of an officer of Seller and FBGH certifying the names and signatures of the officers of Seller and FBGH authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder;

viii.     a good standing certificate (or its equivalent) from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which Seller and FBGH are organized and each jurisdiction where Seller is authorized to do business;

ix.     a copy of Seller’s and FBGH’s articles of incorporation or other similar formation document from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which Seller is organized;

x.     payoff letters, in forms reasonably satisfactory to Buyer with respect to the payoff amounts as of the Closing Date for the Indebtedness identified on Schedule 2.7(a)(x), and releases of any liens granted in connection with such Indebtedness held by third parties, indicating that upon payment of a specified amount (subject to per diem increase, if applicable), such holder shall release its Encumbrances and other security interests in, and agree to execute or authorize the execution of Uniform Commercial Code termination statements necessary to release of record its Encumbrances and other security interest in, the assets, properties and securities of Seller;

xi.     the approvals, consents and waivers set forth on Schedules 3.3 and 2.7(a)(xi), duly executed by the Persons indicated thereon;

xii.     certificate of amendment, changing the name of Seller to a name reasonably agreeable to Buyer and evidence of the filing of such name change amendment within ten (10) Business Days following Closing;

xiii.     UCC-3 Financing Statement terminating the Encumbrance on the Purchased Assets in favor of NSI, evidenced by UCC Financing Statement No. 18- 77644663590; and

xiv.     such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

b.     By Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Seller the following:

i.     the Initial Purchase Price to NSI, with such adjustments, if any, as set forth on the funds flow memorandum approved by Seller and Buyer, which will be paid by wire transfer of immediately available funds to an account or accounts designated in writing by Seller pursuant to Section 2.11;

ii.     the Bill of Sale and Assignment duly executed by Buyer;

iii.     a certificate of an officer of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by Buyer authorizing the execution, delivery and performance of this Agreement and the Transaction Documents (to the extent Buyer is party thereto) and the consummation of the Transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transaction

iv.     a certificate of an officer of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder;

v.     a guaranty of certain payment obligations of Buyer, duly executed by Asure (the “Guaranty”);

vi.     any other Transaction Documents, duly executed by Buyer; and

vii.     such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

2.8     Contingent Consideration.

a.     General Right to Contingent Consideration. As additional consideration for the purchase of the Purchased Assets, Seller shall be entitled to a Contingent Payment on each Contingent Payment Date. The amount of each Contingent Payment, if any, shall be calculated as set forth on Schedule 2.8(a). If Buyer does not pay a Contingent Payment on the Contingent Payment Date, interest shall accrue on the amount of the Contingent Payment from and after the Contingent Payment Date at a rate per annum equal to 8%. Such interest will be calculated daily on the basis of a 365/366 day year and the actual number of days elapsed, without compounding.

b.     Notice of Contingent Payment Calculation

i.     Within fifteen (15) Business Days following each Measurement Date, Buyer shall deliver to Seller a statement, certified by an authorized officer of the Buyer, setting forth the Measurement Date Annual Revenue and Buyer’s calculation of the Contingent Payment, if any, along such financial information for the Existing Customers and Potential Customers as is necessary to describe in reasonable detail such calculation (the “Settlement Statement”). In addition to the foregoing, within fifteen

(15) Business Days of the end of each calendar month after the Effective Date and continuing through and including the calendar month ending on the Second Measurement Date, Buyer shall deliver to Seller (i) a report setting forth the Monthly Revenue and (ii) a Pipeline Report.

ii.     After receipt of the Settlement Statement, Seller shall have ten (10) Business days (the “CP Review Period”) to review the Settlement Statement. During the Review Period, Seller and its accountants shall have reasonable access to the books and records of the Buyer, the personnel of, and work papers prepared by, the Buyer and/or its accountants to the extent that they relate to the Settlement Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Settlement Statement as Seller may reasonably request for the purpose of reviewing the Settlement Statement and to prepare a Statement of CP Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer or Seller.

iii.     On or prior to the last day of the CP Review Period, Seller may object to the Settlement Statement by delivering to Buyer a written statement setting forth its objections in reasonable detail, indicating each disputed item or amount and the basis for its disagreement therewith (the “Statement of CP Objections”). If Seller fails to deliver the Statement of CP Objections before the expiration of the Review Period, the Settlement Statement and the Contingent Payment, as the case may be, reflected in the Settlement Statement shall be deemed to have been accepted by Seller. If Seller delivers the Statement of CP Objections before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within fifteen (15) Business Days after the delivery of the Statement of Objections (the “CP Resolution Period”), and, if the same are so resolved within the CP Resolution Period, the Contingent Payment and the Settlement Statement with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final and binding.

iv.     If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of CP Objections before expiration of the CP Resolution Period, then any amounts remaining in dispute (the “Disputed Amounts,” with any amounts not so disputed being the “Undisputed Amounts”), shall be submitted for resolution to the office of an impartial nationally recognized firm of independent certified public accountants, as may be mutually acceptable to Buyer and Seller (the “Independent Accounting Firm”), who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Contingent Payment, as the case may be. The Parties agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the Parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Settlement Statement and the Statement of CP Objections, respectively. The Independent Accountant shall make a determination as soon as practicable within thirty (30) Business Days (or such other time as the Parties shall agree in writing) after its engagement, and its resolution of the Disputed Amounts and its adjustments to the Contingent Payment shall be conclusive and binding upon the Parties.

v.     The fees and expenses of the Independent Accountant shall be paid by Seller on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Buyer, respectively, bears to the aggregate amount actually contested by Seller and Buyer.

vi.     The Contingent Payment, once fully determined and agreed as provided in this Section 2.8, shall be paid to Seller by wire transfer of immediately available funds on the applicable Contingent Payment Date.

c.     Subordination. EACH CONTINGENT PAYMENT IS SUBORDINATE IN ALL RESPECTS TO THE SENIOR DEBT. NOTWITHSTANDING ANYTHING IN THIS SECTION 2.8     TO THE CONTRARY, NO CONTINGENT PAYMENT SHALL BE MADE BY THE BUYER TO SELLER UNLESS AND UNTIL THE SENIOR DEBT DOCUMENTS HAVE BEEN TERMINATED IN ACCORDANCE WITH THEIR TERMS AND THE SENIOR DEBT SHALL HAVE BEEN INDEFEASIBLY PAID IN FULL; PROVIDED THAT, NOTWITHSTANDING THE FOREGOING, BUYER WILL PAY THE CONTINGENT PAYMENT SUBJECT TO THE TERMS OF SCHEDULE 2.8(C). SENIOR LENDER IS A THIRD-PARTY BENEFICIARY OF

THIS SECTION 2.8 AND SCHEDULES 2.8(A) AND 2.8(C). NONE OF SECTION 2.8, SCHEDULE 2.8(A) AND SCHEDULE 2.8(C) SHALL BE AMENDED WITHOUT THE PRIOR WRITTEN CONSENT OF THE SENIOR LENDER.

2.9     Reserved.

2.10     Allocation of the Purchase Price. As soon as practicable following the Closing, Seller and Buyer, working together in good faith, will agree to allocate the Initial Purchase Price among the Purchased Assets and Assumed Liabilities for all purposes (including tax and financial) in accordance with the fair value determination of the Purchased Assets and the Assumed Liabilities pursuant to FASB ASC 805, subject to the Contingent Payments described at Section 2.8. The Buyer and the FBGH Parties (a) agree to be bound, and to cause their respective Affiliates and members to be bound, by such allocation, (b) shall act, and cause their respective Affiliates to act, in accordance with such allocation in the preparation, filing and audit of any Tax Return and for all other tax and accounting purposes, and (c) shall not take any position or action inconsistent with such allocation. For purposes of the allocation of the Purchase Price, a value of $100,000 will be assigned to the restrictive covenants in Section 6.2 of this Agreement.

2.11     Payments. All payments due and owing Seller from Buyer under this Agreement shall be made payable to NSI or such other payee as shall be designated by written notice from Seller, which account and financial institution may change from time to time.

ARTICLE III

JOINT REPRESENTATIONS AND WARRANTIES OF FBGH PARTIES

Except as set forth in the schedules delivered to Buyer pursuant to this Agreement (the “Disclosure Schedules”), the FBGH Parties, jointly and severally, represent and warrant to Buyer that the statements contained in this Article III are true and correct as of the Closing Date and as of the Effective Time.

3.1     Seller Corporate Matters.

a.     Organization and Qualification of Seller. Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the state of California, and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as it has been and is currently conducted. Seller is licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. All such jurisdictions where Seller is licensed or qualified to do business are set forth on Schedule 3.1(a).

b.     Capitalization. FBGH is the only Persons who own shares of the Seller’s capital stock. There are currently ten million (10,000,000) shares of common stock authorized by Seller, of which one thousand (1,000) share of common stock is issued and outstanding. There are no outstanding (i) securities convertible into or exchangeable or exercisable for any equity or voting interest in, Seller; (ii) options, warrants, calls, rights, profits interests, equity appreciation rights or other rights or arrangements obligating any of Seller to acquire or issue any equity or voting interest in, or any securities convertible into or exchangeable for any equity or voting interest (including any voting debt) in, Seller; (iii) contingent value rights, “phantom” interests or similar securities or rights that are derivative of, or provide economic benefits based on the value or price of, any equity interest of, or other securities or ownership interests in, Seller; or (iv) obligations of Seller to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar contract relating to any capital stock of, or other equity interests (including any voting debt).

c.     Subsidiaries. Seller has no subsidiaries and does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

3.2     Authority. Seller has full corporate power and authority to enter into and perform its obligations under this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and any Transaction Document to which each is a party and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Seller and no other proceedings on the part of Seller are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. When each Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms.

3.3     No Conflicts; Consents. Except as set forth on Schedule 3.3, the execution, delivery and performance by FBGH Parties of this Agreement and the Transaction Documents to which they are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the Charter Documents of Seller; (ii)     conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller; (iii) require the consent, notice or other action by any Person under any Material Contract to which Seller is bound; (iv) result in the acceleration of or create in any party the right to accelerate, terminate or modify or cancel any Material Contract to which Seller is bound; or (v) result in the creation or imposition of any Encumbrance on any properties or assets of Seller. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

3.4     Financial Statements.

a.     Schedule 3.4 contains true, correct and complete copies of the following unaudited financial statements: the balance sheet of Seller dated May 31, 2020, and the statements of income of Seller for the eleven month and five month period ending May 31, 2020 (collectively, the “Interim Financial Statements”), and the balance sheet of Seller as of June 30, 2017, June 30, 2018 and June 30, 2019 and the related statement of income and retained earnings, members’ equity and cash flow for the years then ended (the “Financial Statements”). Each of the Interim Financial Statements and the Financial Statements have been prepared in accordance with Seller’s standard accounting practices and methodology as described on Schedule 3.4, applied on a consistent basis throughout the period involved. The Interim Financial Statements and the Financial Statements are true and correct in all material respects and consistent with and were prepared in accordance with the books of account and other financial records of Seller and fairly present in all material respects the financial condition of Seller as of the respective dates they were prepared and the results of the operations of Seller for the periods indicated. The balance sheet of Seller as of May 31, 2020, is referred to in this Agreement as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”. Seller maintains accurate Records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls and procedures, and Seller has not received written notification from any accountants, independent auditors or other consultants, or any Governmental Authority challenging the adequacy or requesting modification of such controls and procedures. Such controls and procedures provide assurance that: (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of Seller’s financial statements and to maintain accountability for Seller’s assets; (iii) access to Seller’s assets is permitted only in accordance with management’s authorization; (iv) the reporting of Seller’s assets is compared with existing assets at regular intervals; and (v) accounts, notes, and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

b.     Seller and its Affiliates have established and adhered to a system of internal accounting controls appropriate for its size and the industry in which they operate which are designed to provide assurance regarding the reliability of financial reporting. Except as set forth in this Section 3.4(b) and on Schedule 3.4(b), there has never been (i) any significant deficiency or weakness in the system of internal accounting controls used by the Seller and its Affiliates, (ii) any Fraud or other wrongdoing that involves any of the Seller’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls used by the Seller and its Affiliates or (iii) any claim or allegation regarding any of the foregoing.

3.5     Undisclosed Liabilities. Except as set forth in Schedule 3.5, to the best of Seller Knowledge, there are no Liabilities, except for (i) performance obligations under Material Contracts or under contracts entered into in the ordinary course of business which, because of the dollar thresholds set forth in Section 3.7(a), are not required to be described on Schedule 3.5, none of which involves non- performance or a breach, (ii) Liabilities reflected (and adequately reserved for) on the face of the Balance Sheet and (iii) Liabilities of the type set forth on the face of the Balance Sheet which have arisen after the Balance Sheet Date in the ordinary course of business (none of which is a liability for breach of contract or involves a tort, infringement, claim, lawsuit, warranty or environmental, health or safety matter).

3.6     Absence of Certain Changes, Events and Conditions. Except as set forth in Schedule 3.6, since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to Seller, any:

a.     event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

b.     amendment of any of the Charter Documents of Seller or FBGH;

c.    material change in any method of accounting or accounting practice;

d.     material change in its cash management practices and related policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

e.     termination of any Contract with any customer or receipt of notice from any customer that it intends to terminate its Contract or relationship with Seller except as more fully described on Schedule 3.6(e);

f.     incurrence, assumption or guarantee of any Indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

g.     transfer, assignment, license, sale or other disposition of any of the Purchased Assets or cancellation of any debts or entitlements;

h.     transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Seller Intellectual Property or Seller IP Agreements.

i.     material damage, destruction or loss (whether or not covered by insurance) to its property;

j.     any capital investment in, or any loan to, any other Person;

k.     acceleration, termination, material modification to or cancellation of any Material Contract to which Seller is a party or by which it is bound;

l.     any material capital expenditures;

m.     imposition of any Encumbrance upon any of Seller’s properties, equity interests or assets, tangible or intangible;

n.     (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, governors, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $2,500, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, governor, director, independent contractor or consultant, except for bonuses, if any, to be paid by Seller to certain management employees solely in consideration for their assistance in working on the transactions contemplated by this Agreement;

o.     adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, governor, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral; provided, however, that at the Closing Seller shall terminate employment of current employees identified by Buyer that Buyer intends to employ and certain current employees identified by Buyer that Buyer does not intend to employ;

p.     entry into a new line of business or abandonment or discontinuance of existing lines of business;

q.     adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

r.     purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $5,000, individually (in the case of a lease, per annum) or $50,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), or purchases of inventory or supplies in the ordinary course of business consistent with past practice;

s.     acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or equity interests of, or by any other manner, any business or any Person or any division thereof;

t.     action by Seller to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period;

u.     any loss of any customer accounts in excess of $10,000 or notice of any potential loss of such customer accounts from and after December 1, 2019, except as more fully described on Schedule 3.6(u); or

v.     any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

3.7     Material Contracts.

a.     Schedule 3.7(a) lists each of the following Contracts of Seller (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Leased Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Schedule 3.8(b) and all Seller IP Agreements set forth in Schedule 3.10(b), being “Material Contracts”):

i.     each Contract involving aggregate consideration in excess of $5,000 per annum and which, in each case, cannot be cancelled by Seller without penalty or without more than 30 days’ notice;

ii.     all Contracts that require Seller to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

iii.     all Contracts that provide for the indemnification by Seller of any Person or the assumption of any Tax, environmental or other Liability of any Person;

iv.     all Contracts that relate to the acquisition or disposition of any business, a material amount of equity interests or assets of any other Person or any real property (whether by merger, sale of equity interests, sale of assets or otherwise), including the Contracts related to the acquisition of the equity interest by NEWCO Holdings, LLC in FBGH, the parent of Seller, from the ESOP;

v.     all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

vi.     all employment agreements and Contracts with independent contractors or consultants (or similar arrangements);

vii.     all Contracts with any Governmental Authority, excluding any powers of attorney with any Governmental Authority (“Government Contracts”);

viii.     all Contracts that restrict or purport to restrict the right or ability of the Business to engage in any line of business, solicit for business any customers, suppliers or other business relations of any Person, or solicit for hire or hire any employees of any Person, or compete with any Person or in any geographic area or during any period of time;

ix.     all Contracts related to Indebtedness of the Business;

x.     all Contracts related to the use, licensing, creation, improvement, or development of Seller Intellectual Property, in each case other than non-exclusive licenses granted to customers in the ordinary course of business;

xi.     all Contracts that provide for any joint venture, partnership or similar arrangement;

xii.     all Contracts between or among Seller and any Affiliate, FBGH, Blowers, stockholder, officer or director of Seller or, to the best of the Knowledge of Seller, blood, marriage or adopted relative of any such Person that are, in the case of the Seller only, related to the Business;

xiii.     all Contracts containing exclusivity, right of first refusal or first offer obligations or restrictions that are binding on the Business;

xiv.     all Contracts containing most favored nations terms and condition

xv.     all collective bargaining agreements or Contracts with any Union; and

xvi.     any other Contract that is material to Seller and not previously disclosed pursuant to this Section 3.7, it being noted that, to the best of the Knowledge of Seller, Seller has provided copies of all such Contracts to Buyer in the “data room”, and agrees to provide any additional Contracts to Buyer post-Closing which Seller inadvertently failed to provide to Buyer prior to the Closing if discovered by Seller or if requested by Buyer.

b.     Each Material Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. None of Seller or, to the best of Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

3.8     Title to Assets; Real Property.

a.     Seller has good and valid title to the Purchased Assets or a valid leasehold interest therein, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All Purchased Assets (including leasehold interests) are free and clear of Encumbrances.

b.     Seller does not own any real property. Schedule 3.8(b) lists (i) the street address of each location where Seller operates the Business; (ii) if such property is leased or subleased by

Seller, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property (collectively the “Leased Real Property”). With respect to Leased Real Property, Seller has delivered or made available to Buyer true, complete and correct copies of any leases affecting the Leased Real Property. Seller is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Leased Real Property. The use and operation of the Leased Real Property in the conduct of the Business does not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Leased Real Property encroach on real property owned or leased by a Person other than Seller. There are no Actions pending nor, to the best of Seller’s Knowledge, threatened against or affecting the Leased Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

3.9     Condition and Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of Tangible Personal Property of Seller are structurally sound, are in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by Seller, together with all other properties and assets of Seller, are sufficient for the continued conduct of the Business of Seller after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted.

3.10     Intellectual Property.

a.     Schedule 3.10(a) lists all (i) Seller IP Registrations and (ii) Seller Intellectual Property, including software, that are not registered but that are material to Seller’s Business or operations. All required filings and fees related to Seller IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Seller IP Registrations are otherwise in good standing. Seller has provided Buyer with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Seller IP Registrations.

b.     Schedule 3.10(b) lists all Seller IP Agreements. Seller has provided Buyer with true and complete copies of all such Seller IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Seller IP Agreement is valid and binding on Seller, in accordance with its terms and is in full force and effect. Seller is not in breach of or default under (or is alleged to be in breach of or default under), nor has Seller provided or received any notice of breach or default of or any intention to terminate, any Company IP Agreement. No other party to any Seller IP Agreement is, to the best of Seller’s Knowledge, in breach of or default thereunder (or is alleged to be in breach of or default thereunder).

c.     Seller is the sole and exclusive legal and beneficial, and with respect to Seller IP Registrations, record, owner of all right, title and interest in and to Seller Intellectual Property, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the current Business or operations of Seller, free and clear of Encumbrances. Without limiting the generality of the foregoing, Seller has entered into binding, written agreements with every current and former employee who has left the Seller’s employ within the twelve-month period preceding the Closing Date, and with every current and former independent contractor whose engagement with the Seller ended within the twelve-month period preceding the Closing Date, whereby such employees and independent contractors (i) assign to Seller any ownership interest and right they may have in Seller Intellectual Property; and (ii) acknowledge Seller’s exclusive ownership of all Seller Intellectual Property. Seller has provided Buyer with true and complete copies of all such agreements.

d.     The consummation of the transactions contemplated under this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, Seller’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Business or operations of Seller as currently conducted.

e.     Seller’s rights in the Seller Intellectual Property are valid, subsisting and enforceable. Seller has taken all reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets owned by any Company or used or held for use by any Company (the “Seller Trade Secrets”) including, without limitation, requiring each employee and consultant of any Company and any other Person with access to Seller Trade Secrets to execute a binding confidentiality agreement, copies or forms of which have been provided to Buyer and, to the best of the Knowledge of Seller, there has not been any breach by any party to such confidentiality agreements. All employees and consultants of Seller have executed confidentiality agreements substantially in the form provided to Buyer in the “data room” and such confidentiality agreements are valid and binding on each employee and consultant, enforceable in accordance with its terms and of full force and effect.

f.     The conduct of the Business as currently and formerly conducted, and the products, processes and Services of Seller, including the Seller Intellectual Property, have not infringed, misappropriated, diluted or otherwise violated, and do not and will not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. To the best of Seller’s Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Seller Intellectual Property.

g.     Except as set forth on Schedule 3.10(g), there are no Actions (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation or dilution of any Seller Intellectual Property; (ii) challenging the validity, enforceability, registrability or ownership of any Seller Intellectual Property or Seller’s rights with respect to any Seller Intellectual Property; or (iii) by Seller or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of Seller Intellectual Property. Seller is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Seller Intellectual Property.

h.     Seller and all third parties acting on behalf of Seller that have or have had access to Personal Information or Behavioral Information (collectively, “Private Information”) collected by or on behalf of Seller, comply, and have always complied, with all (i) contractual obligations internal and public-facing privacy and/or security policies of Seller, (ii) public statements that Seller has made regarding their respective privacy and/or data security policies or practices, (iii) rules of applicable self-regulatory organizations, (iv) applicable published industry standards (collectively, “Privacy Laws and Requirements”) relating to (A) the privacy of users of Seller’s web properties, products and/or services; (B) the collection, use, storage, retention, disclosure, transfer, disposal, or any other processing of any Private Information collected or used by each of Seller and/or by third parties having access to such information; and (C) the transmission of marketing and/or commercial messages through any means, including, without limitation, via email, text message and/or any other means. The execution, delivery and performance of this Agreement complies with all Privacy Laws and Requirements. Seller maintains privacy policies that describe its respective policies with respect to the collection, use, storage, retention, disclosure, transfer, disposal or other processing of Private Information. True and correct copies of all such privacy policies have been made available to Buyer. Each such privacy policy and all materials distributed or marketed by Seller have at all times included all information and made all disclosures to users or customers required by all Privacy Laws and Requirements, and none of such disclosures made or contained in any such privacy policy or in any such materials has been inaccurate, misleading or deceptive or in violation of any Privacy Laws and Requirements. There is no complaint to, or any audit, proceeding, investigation (formal or informal) or claim currently pending against, any Company by any private party, the Federal Trade Commission, any state attorney general or similar state official, or any other Governmental Authority, foreign or domestic, with respect to the collection, use, retention, disclosure, transfer, storage or disposal of Private Information. Seller has at all times taken all steps reasonably necessary (including encrypting data before it is transmitted and implementing and monitoring compliance with adequate measures with respect to technical and physical security) to protect Private Information against loss and against unauthorized access, use, modification, disclosure or other misuse. There has been no unauthorized access to, disclosure of and/or other misuse of any Private Information nor has there been any breach in security of any of the information systems used to store or otherwise process any Private Information.

i.     Seller has handled, maintained, processed and used Private Information only in connection with the provisions of services to a customer and, in each such case, only in compliance with the instructions of the customer. Seller has not had any security breaches with respect to Private Information.

j.     The source code for any software constituting the Seller Intellectual Property has been maintained as a trade secret of the Seller. Except as disclosed on Schedule 3.10(j), neither the Seller nor any Person acting on its behalf has (i) disclosed or delivered, or has any obligation (with or without the passage of time or giving of notice) to disclose or deliver, to any Person,

(ii) permitted the disclosure or delivery, or has any obligation (with or without the passage of time or giving of notice) to permit the disclosure or delivery, to any escrow agent or other third party of, or (iii) licensed or otherwise made available, or has any obligation (with or without the passage of time or giving of notice) to license or otherwise make available, any source code of any software constituting the Seller Intellectual Property (other than, in the case of each of (i) through (iii), employees and independent contractors operating for the Seller’s benefit at the time of such disclosure, delivery, licensing, or making available and that were, at such time, subject to a written confidentiality agreement including reasonable protections of such source code).

3.11     Reserved.

3.12     Customers, Suppliers and Customer Accounts.

a.     Schedule 3.12(a) sets forth (i) each customer who has paid aggregate consideration to Seller for services rendered, in an amount greater than or equal to $5,000, for each of the two most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Seller has not received any notice that any of its Material Customers have ceased, or intend to cease after the Closing, to use its services or to otherwise terminate or materially reduce its relationship with Seller. Schedule 3.12(a) also identifies any affiliations or other relationships between Material Customers. Except as disclosed on Schedule 3.12(a), the loss of any Material Customer is not likely to create a Material Adverse Effect.

b.     Schedule 3.12(b) sets forth (i) each supplier to whom Seller has paid consideration for goods or services rendered in an amount greater than or equal to $5,000, for each of the three most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Seller has not received any notice that any of its Material Suppliers have ceased, or intend to cease, to supply goods or services to Seller or to otherwise terminate or materially reduce its relationship with Seller.

c.     Schedule 3.12(c) sets forth a list of all products and services provided by the Business, the standard rates that are charged to customers for such products and services and the customers that are using the products and services. Schedule 3.14(c) also sets forth any products or services that the Seller intends to offer to customers, the rates that Seller expects to charge and the current status of any roll-out of such additional products or services.

d.     Each service provided by Seller is and was, when performed, in compliance with all applicable contractual obligations, including all applicable express and implied warranties. Seller has provided to Buyer true, correct and complete copies of its standard service agreements and other standard terms and conditions regarding the provision of its Services (including any applicable guarantee and indemnity provisions) (the “Standard Terms and Conditions”). No Services performed by Seller are subject to any guarantee or other indemnity beyond those provided in the Standard Terms and Conditions. There are no breach of warranty claims pending, or, to the best of Seller’s Knowledge, threatened, against Seller regarding any services provided to a customer.

3.13     Insurance. Schedule 3.13 sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, governors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Seller and relating to the assets, the Business, operations, employees, officers and directors of Seller (collectively, the “Insurance Policies”). True and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. Seller has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of Seller. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the Business of Seller pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Seller is not in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to Seller and are sufficient for compliance with all applicable Laws and Contracts to which Seller is a party or by which it is bound.

3.14     Legal Proceedings; Governmental Orders.

a.     Except for the assessment, or potential assessment, of tax penalties and interest by any Federal, State or local tax authority, and except for any potential state escheat matters, there are no Actions pending or, to the best of Seller’s Knowledge, threatened (a) against or by Seller or its Affiliates affecting or which could be reasonably excepted to affect any of its properties or assets; or (b) against or by Seller or its Affiliates that challenges or seeks to prevent, enjoin or otherwise delay the Transactions. Except for the assessment, or potential assessment, of tax penalties and interest, as referenced hereinabove, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

b.     Except for the assessment, or potential assessment, of tax penalties and interest by any Federal, State or local tax authority, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting Seller or any properties or assets of Seller. Except for the assessment, or potential assessment, of tax penalties and interest, as referenced hereinabove, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Governmental Order.

3.15     Compliance with Laws; Permits.

a.     Seller has, to the best of its Knowledge, complied, and is now complying, with all Laws applicable to it or its Business, properties or assets with the exception of the potential state escheat matters.

b.     To the best of Seller’s Knowledge, all Permits required for Seller to conduct its Business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the Closing Date have been paid in full. Schedule 3.15(b) lists all current Permits issued to Seller, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Schedule 3.15(b).

c.     To the best of Seller’s Knowledge, Seller has not been required to obtain any money transmitter licenses required under federal law, including, but not limited to 31 USC § 5330 and 18 USC § 1960, and state licensing laws for all jurisdictions in which Seller does business. Schedule 3.15(c) lists all money transmitter licenses issued to Seller, including their date of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any money transmitter license set forth in Schedule 3.15(c), including to the Seller’s Knowledge, the consummation of the Transaction.

3.16     Employee Benefit Matters.

a.     To the best of Seller’s Knowledge, Schedule 3.16(a) contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, equity or equity- based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Seller for the benefit of any current or former employee, officer, governor, retiree, independent contractor or consultant of Seller or any spouse or dependent of such individual, or under which Seller has or may have any Liability and which was existing at least thirty (30) Business Days prior to the Closing Date (as listed on Schedule 3.16(a), each, a “Benefit Plan”).

b.     With respect to each Benefit Plan, Seller has made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service;

(vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the two most recently filed Form 5500, with schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

c.     Each Benefit Plan and any related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”) complies with all applicable Laws (including ERISA and the Code). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject Seller or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan.

d.     Neither Seller nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; or (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

e.     With respect to each Benefit Plan, (i) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) except as set forth on Schedule 3.16(e)(i); (ii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; and (iii) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan. The Benefit Plans identified on Schedule 3.16(e)(i) comply with and has been operated in compliance with all applicable Laws.

f.     Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Buyer, Seller or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. Seller has no commitment or obligation and has not made any representations to any employee, officer, governor, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

g.     Other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither Seller nor any of its ERISA Affiliates has any Liability to provide post- termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.

h.     There is no pending or, to the best of Seller’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the Closing Date been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

i.     There has been no amendment to, announcement by Seller or any of its Affiliates relating to, or change in the terms and conditions of employee participation or coverage under (except as already contemplated by), any Benefit Plan that would (solely on account of such amendment, announcement or change) increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any governor, officer, employee, independent contractor or consultant, as applicable. Neither Seller nor any of its Affiliates has any commitment or obligation or has made any representations to any governor, director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan.

j.     Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. Seller does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

k.     Each individual who is classified by Seller as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

l.     Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former governor, officer, employee, independent contractor or consultant of Seller to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of Seller to merge, amend or terminate any Benefit Plan; or (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan.

3.17     Employee Matters.

a.     Schedule 3.17(a) contains a list of all persons who are employees, independent contractors or consultants of Seller as of the Closing Date, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized. With respect to such employees, independent contractors and consultants, Seller has previously delivered to Buyer, the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the Closing Date. As of the Closing Date, all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of Seller for services performed on or prior to the Closing Date have been paid in full and there are no outstanding agreements, understandings or commitments of Seller with respect to any compensation, commissions or bonuses.

b.     Seller is not a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not any Union representing or purporting to represent any employee of Seller, and, to the best of Seller’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Seller.

c.     Seller is and has been in compliance in all respects with all Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by Seller as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of Seller classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. Except for three (3) pending actions against the Seller and/or FBGH as disclosed on Schedule 3.17(c), there are no Actions against Seller pending, or to the best of Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of Seller, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment-related matter arising under applicable Laws.

3.18     Corporate Taxes of Seller. Except as set forth in Schedule 3.18:

a.     All of Seller’s corporate Tax Returns required to be filed on or before the Effective Date by Seller have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by Seller (whether or not shown on any Tax Return) have been, or will be, timely paid.

b.     Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, member or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

c.     There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the Purchased Assets.

d.     Seller is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

e.     No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Seller.

f.     The Company does not have any indemnity obligation for any Taxes imposed under Section 4999 or 409A of the Code; and

g.     The Company uses the accrual method of accounting for income Tax purposes.

3.19     Related Party Transactions. Except as set forth on Schedule 3.19, neither FBGH, Blowers or an executive officer or director of Seller (or any of such Person’s immediate family members or Affiliates or associates) is a party to any Contract with or binding upon Seller or any of its assets, rights or properties or has any interest in the Purchased Assets or has engaged in any transaction with any of the foregoing within the last twelve (12) months. Further, with respect to loans for borrowed money entered into with an Existing Customer and Seller Affiliate, Schedule 3.19 sets forth the following information: (i) the name of the Existing Customer to which the Loan relates, (ii) the principal balance of such loan as of the Effective Date, (iii) the interest rate being charged on such loan; and (iv) the maturity date of such loan.

3.20     No Material Adverse Effect. Except as set forth on Schedule 3.20, no fact, event or circumstance has occurred or arisen that, individually or in combination with any other fact, event or circumstance, has had or would reasonably be expected to have a Material Adverse Effect.

3.21     Names. Except as set forth on Schedule 3.21, during the five-year period prior to the Closing Date, Seller has not used any name or names under which it has invoiced customers or account debtors, maintained records concerning its assets or otherwise conducted business other than the exact name set forth in Seller’s Charter Documents.

3.22     Custodial Accounts. Schedule 3.22 sets forth the custodial accounts that Seller maintains, monitors or otherwise handles in connection with the Business and the Purchased Assets (the “Retained Custodial Accounts”). All Retained Custodial Accounts are and have been maintained in material compliance with all applicable Laws. Funds deposited in the Custodial Accounts have been used solely for the purpose of (i) funding payroll Tax withholding obligations of the Existing Customers in accordance with the terms of Contracts with the Existing Customers and (ii) investing float moneys and earning interest on balances held in such accounts, and, except as set forth on Schedule 3.22, Seller has timely remitted all payroll and payroll tax withholding on behalf of such Existing Customers.

3.23     Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Transaction Document based upon arrangements made by or on behalf of Seller.

3.24     Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules, the Transaction Documents or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF FBGH AND BLOWERS

Except as set forth in the Disclosure Schedules, Blowers and FBGH, jointly and severally represents and warrants to Buyer that the statements contained in this Article IV are true and correct to as of the Closing Date and as of the Effective Time.

4.1     Authority; Enforceability. Each of FBGH and Blowers has the requisite legal capacity, power and authority to enter into and perform his or its obligations under this Agreement and the Transaction Documents to which each of FBGH and Blowers is a party and to consummate the Transaction. This Agreement has been duly executed and delivered by each of FBGH and Blowers, and (assuming due execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of each of FBGH and Blowers enforceable against each of FBGH and Blowers in accordance with its terms. When each Transaction Document to which either FBGH or Blowers is or will be a party has been duly executed and delivered by each of FBGH and Blowers (assuming due execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of each of FBGH and Blowers enforceable against him or it in accordance with its terms. With respect to Blowers, the execution and delivery by Blowers of this Agreement and the Transaction Documents to which he is a party and the consummation by Blowers of the transactions contemplated hereby and thereby do not require the consent from any spouse or any immediate family member of Blowers. Further, with respect to FBGH, the consummation by FBGH of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of FBGH and no other corporate proceedings on the part of FBGH is necessary to authorize the execution, delivery and performance of this Agreement, the Transaction Documents or to consummate the transactions contemplated hereby and thereby.

4.2     No Conflicts; Consents. The execution, delivery and performance by each of FBGH and Blowers of this Agreement and the Transaction Documents to which he or it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to each of FBGH and Blowers; (ii) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which each of FBGH and Blowers is a party or by which each of FBGH and Blowers is bound or to which any of each of FBGH and Blowers’s properties and assets are subject; or (iii) result in the creation or imposition of any Encumbrance on each of FBGH and Blowers’s equity interests. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to each of FBGH and Blowers in connection with the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

4.3     Title to Equity Interests. FBGH holds all of the equity interests of Seller. No other person, other than Blowers and NEWCO Holdings, LLC, a California limited liability company, and an entity in which Blowers owns all of the equity interests, has any direct or indirect interest therein or in any of the Purchased Assets.

4.4     Brokers. Except as set forth on Schedule 4.4, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Transaction Document based upon arrangements made by or on behalf of Seller.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to each Seller that the statements contained in this Article V are true and correct as of the Closing Date and as of the Effective Time.

5.1     Organization and Authority. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware. Buyer has full limited liablity company power and authority to enter into and perform its obligations under this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and any Transaction Document to which it is a party and the consummation by Buyer of the Transaction has been duly authorized by all requisite limited liability company action on the part of Buyer and no other proceedings on the part of Buyer are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyer, and (assuming due execution and delivery by each other parties hereto) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against it in accordance with its terms. When each Transaction Document to which Buyer is or will be a party has been duly executed and delivered by it (assuming due execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

5.2     No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents to which it is a party, and the consummation of the transactions contemplated by this Agreement and the Transaction Documents, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except for consent of Buyer’s Senior Lender, require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated by this Agreement and the Transaction Documents.

5.3     Patents. Buyer acknowledges and understands that (i) Seller has not been issued a patent for the source code known as “Flex Tax”, which source code is nevertheless proprietary to Seller and (ii) Blowers is the owner of Patent No.: US 8,612,318 B1 issued December 17, 2013 for “Payroll Tax Settlement Services”, marketed as “QUANTUM”, which patent has been licensed to, and used exclusively for services provided by Seller’s Affiliate, Cachet Financial Services, for its ACH services and which patent has never been used in the Business of Seller.

5.4     Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Transaction Document based upon arrangements made by or on behalf of Buyer.

5.5     Subordination of Contingent Payments. As of the Closing Date, Asure is current on its payment obligations to its Senior Lender.

ARTICLE VI

COVENANTS

6.1     Access to Information. From and after the Closing Date, the FBGH Parties shall (1) hold, and shall use their reasonable best efforts to cause their Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that the FBGH Parties can show that such information (a) is generally available to and known by the public through no fault of the FBGH Parties or the FBGH Parties’ Representatives; or (b) is lawfully acquired by the FBGH Parties or their Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation and (2) until two (2) Business Days after public disclosure of this Agreement by Buyer, not purchase or sell, or advise or permit its Affiliates, Representatives or other parties with knowledge of the existence of this Agreement or Transaction to purchase or sell, any equity securities of Buyer or any interest in Buyer. If the FBGH Parties or any of their Affiliates or Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, the FBGH Parties shall promptly notify Buyer in writing and shall disclose only that portion of such information which the FBGH Parties are advised by their counsel in writing is legally required to be disclosed; provided that the FBGH Parties shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

6.2     Restrictive Covenants. In consideration of the Initial Purchase Price paid, the Contingent Payments, if any to be paid, and such other benefits, economic or otherwise that the FBGH Parties will derive as a result of this Agreement and in order to promote and protect the legitimate business interests of Buyer and its Affiliates in the Business and the Purchased Assets, including the Assigned Contracts, the FBGH Parties hereby agree to the following restrictive covenants to induce Buyer to enter into this Agreement which such covenants are a material inducement and integral to Buyer entering into this Agreement and upon which Buyer and its Affiliates are relying upon.

a.     Disclosure. Schedule 6.2(a) contains a true and correct list of the Existing Customers and the Potential Customers on the Effective Date (the “Customers”).

b.     Noncompetition. During the Restricted Period, each FBGH Party agrees that he or it shall not, directly or indirectly through another Person (including an Affiliate) (i) enter into, engage, in, consult, manage or otherwise participate in the operation of any business which provides products or services that compete with Business in the United States of America; or (ii) promote or assist, financially or otherwise, any Person engaged in any business which provides products or services that compete with the Business in the United States of America. Nothing in this Section 6.2 will prohibit any FBGH Party from acquiring or holding shares of common stock in Buyer or at any one time a passive investment of less than twenty percent of the outstanding equity interests of any Person that may compete with Seller or the Business, provided that such FBGH Party is not on the board of directors of, serving as an officer of, employed by or otherwise engaged in the daily operations of such publicly traded company. Notwithstanding the foregoing, FBGH is the parent company of, and holds 100% of the shares of Cachet Financial Services, a California corporation engaged in the business of providing automated clearing house (“ACH”) services, and the ownership by FBGH and operation of Cachet Financial Services shall not deemed to be a competitor of Seller or Buyer for purposes of this Agreement notwithstanding it being an “Affiliate” of Seller.

c.     Non-Solicitation of Employees. During the Restricted Period, each FBGH Party agrees that he or it shall not, directly or indirectly through another Person (including an Affiliate) (i) hire or solicit away from Buyer or its Affiliates any former employees or independent contractors of Seller hired or engaged by Buyer or its Affiliates; (ii) encourage any of Seller’s employees or independent contractors hired or engaged by Buyer or its Affiliates to leave their employment or terminate their independent contractor relationship with Buyer or its Affiliates; or (iii) hire or engage any former employee or independent contractor of Seller hired by Buyer or its Affiliates who, voluntarily or involuntarily, has (A) left Buyer’s or its Affiliates’ employ or (B) terminated his or her contractor relationship with Buyer or its Affiliates, unless in either case more than 12 months have passed from the date of termination of such Person’s employment or contract with Buyer or its Affiliates. Notwithstanding the restrictions in this Section 6.2(c), FBGH is permitted to employ Diana Sun and Luis Bravo for two (2) days per week until such time as Buyer informs FBGH in writing that Buyer no longer requires their services at which time FBGH is permitted to increase their employment to full time.

d.     Non-Solicitation of Business Relations. During the Restricted Period, each FBGH Party agrees that he or it shall not, directly or indirectly through another Person (including an Affiliate) (i) solicit or entice, or attempt to solicit or entice, any Business Relation for purposes of acquiring or diverting their business or services from Buyer or its Affiliates or securing business or contracts related to the Business or (ii) contract with any Business Relation to provide products or services that compete, in whole or in part, with any services or products provided by Buyer or its Affiliates, including in connection with the Business; or (iii) hold themselves out, or market themselves, as a predecessor to Buyer or its Affiliates, except to the extent that such information is in the public domain as a result of disclosure by or through Seller or Buyer, or such information is represented as a material aspect of a resume, biographical information or public experience profile; provided, however, that the foregoing provisions shall not apply to Cachet Financial Services, each of which is an Affiliate of Seller and shall be free to operate and/or sell its businesses after the Closing.

e.     Non-Interference with Referral Partners and Vendors. During the Restricted Period, each FBGH Party agrees that he or it shall not, directly or indirectly through another Person (including an Affiliate), take any action which is designed, intended, or might be reasonably anticipated to have the effect of discouraging any Person that is a Business Relation from maintaining the same business relationships with Buyer or the Business after the Effective Date as were maintained with the Buyer and the Business prior to the Effective Date.

f.     Non-disparagement by FBGH Parties. Each of the FBGH Parties agrees that he or it shall neither, directly or indirectly, engage in any conduct or make any statement disparaging or criticizing in any way Buyer or its Affiliates, or any of their respective personnel, nor engage in any other conduct or make any other statement that could be reasonably expected to impair the goodwill of Buyer, its Affiliates or the Business or the reputation of Buyer, its Affiliates or the Business, in each case, except to the extent required by applicable Law, and then only after consultation with Buyer to the extent possible.

g.     Non-disparagement by Buyer. Buyer agrees that it shall neither, directly or indirectly, engage in any conduct or make any statement disparaging or criticizing in any way Seller or its Affiliates, or any of their respective personnel, nor engage in any other conduct or make any other statement that could be reasonably expected to impair the goodwill of Seller, its Affiliates or the Business or the reputation of Seller, its Affiliates or the Business, in each case, except to the extent required by applicable Law, and then only after consultation with Seller to the extent possible.

h.     Remedies. Each FBGH Party acknowledges and agrees that money damages would not be an adequate remedy for any breach or threatened breach of the provisions of this Section 6.2 and that, in such event, Buyer and its Affiliates, in addition to any other rights and remedies existing in their favor, be entitled to specific performance, injunctive or other equitable relief from any court of competent jurisdiction in order to enforce or prevent any violations of the provisions of this Section 6.2 (including the extension of the Restricted Period by a period equal to the length of the court proceedings necessary to stop such violation). Any injunction shall be available without the posting of any bond or other security and without having to demonstrate irreparable harm. In the event of an alleged breach or violation by any FBGH Party of any of the provisions of this Agreement, the Restricted Period will be tolled for such FBGH Party until such alleged breach or violation is resolved.

i.     Acknowledgement. Each FBGH Party acknowledges and agrees that (i) during the Restricted Period, Buyer and its Affiliates would be irreparably damaged if such FBGH Party were to engage in any business competing with the Services or the Business and that any such competition by any FBGH Party would result in a significant loss of goodwill by Buyer in respect of the Business for which money damages would be an insufficient remedy, (ii) the value of the trade secrets and other Confidential Information of the Business arises from the fact that such information is not generally known in the marketplace, (iii) Seller’s trade secrets and other Confidential Information will have continuing vitality throughout and beyond the Restricted Period, (iv) such FBGH Party has and will have such sufficient knowledge of Seller’s trade secrets and other Confidential Information that, if such Person were to compete with Buyer during the Restricted Period, such Person would cause irreparable harm to Buyer, (v) the covenants and agreements set forth in this Section 6.2 are in additional consideration of the agreements and covenants of Buyer and the FBGH Parties under this Agreement and were a material inducement to Buyer to enter into this Agreement and to perform its obligations hereunder, and that Buyer and its Affiliates would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the Parties if any FBGH Party breaches the provisions set forth in this Section 6.2, and (vi) the restrictions contained in this Section 6.2, and are reasonable in all respects (including, with respect to subject matter, time period and geographical area) and are necessary to protect Buyers’ interest in, and the value of, the Business (including, the goodwill inherent therein).

j.     Enforcement. If, at the time of enforcement of any of the provisions of this Section 6.2, a court determines that the restrictions stated herein are unreasonable under the circumstances then existing, then the maximum period, scope or geographical area reasonable under the circumstances shall be substituted for the stated period, scope or area and such court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope or geographical area permitted by law.

6.3     Public Announcements. Unless otherwise required by applicable Law or stock exchange or trading market requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement.

6.4     Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver, such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the transactions contemplated by this Agreement.

6.5     Retention of Records. The FBGH Parties shall retain all books, records and other data in their pertaining to Tax matters for all open periods relating to the Business through the Effective Time. In particular, the FBGH Parties shall retain all Tax Returns, schedules and work papers, and all material records and other documents relating thereto with respect to the operation of the Business and the Seller prior to the Effective Time, until ninety (90) days following the expiration of the statute of limitations (and, to the extent notified by the Buyer or the Seller, any extensions thereof) of the respective Tax periods. The Seller agrees that it will retain for a period of time not less than three (3) years after the Closing any books and records (including accounting records) relating to the Business and not included in the Purchased Assets. FBGH Parties shall give Buyer written notice twenty (20) days before disposing of any records required to be retained under this Section 6.5 during which period the Buyer may, at its expense, possession obtain the records. Further, FBGH Parties shall provide Buyer such cooperation and information as Buyer may reasonably request with respect to the records retained under this Section 6.5.

6.6     No Assignment in Certain Circumstances. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, convey, assign, transfer or deliver any interest in any instrument, commitment or other Assigned Contract or arrangement or Permit or any claim, right or benefit arising thereunder or resulting therefrom, if a sale, conveyance, assignment, transfer or delivery or an attempt to make such a sale, conveyance, assignment, transfer or delivery without the authorization, approval, consent or waiver of a third party would constitute a breach or violation thereof or affect adversely the rights of the Seller or the Buyer thereunder; and any sale, conveyance, assignment, transfer or delivery to the Buyer of any interest under any such instrument, commitment or other Assigned Contract or arrangement or Permit that requires the authorization, approval, consent or waiver of a third party shall be made subject to such authorization, approval, consent or waiver being obtained. In the event that any such authorization, approval, consent or waiver is not obtained on or prior to the Closing Date and the Buyer waives its right to delivery thereof under Section 2.7(a)(xi), the FBGH Parties shall use their reasonable best efforts to obtain any such authorization, approval, consent or waiver upon request by the Buyer (provided that in obtaining any such authorization, approval, consent or waiver, no FBGH Party shall agree to any amendment, modification or supplement of any such instrument, commitment or other Assigned Contract or arrangement or Permit), and the FBGH Parties shall, to the greatest extent permitted by law and any such agreement or instrument, commitment or other Assigned Contract or arrangement or Permit (including by acting as an agent of Buyer or its Affiliates), hold such instrument, commitment or other Assigned Contract or arrangement or Permit or any claim, right or benefit arising thereunder or resulting therefrom in trust for the benefit of the Buyer and its Affiliates or otherwise for the exclusive use and benefit of the Buyer and its Affiliates such that the Buyer and its Affiliates receive the interest of the Selling Parties in the benefits therefrom until such time as such authorization, approval, consent or waiver is obtained, all at no additional cost to the Buyer, but such instrument, commitment or other Contract or arrangement or Permit shall not be deemed to be included in the Purchased Assets unless and until such authorization, approval, consent or waiver is obtained. The Buyer shall perform, as a subcontractor or on a similar basis, the obligations under such instrument, commitment or other Contract or arrangement or Permit.

6.7     Transition Services. From and after the Effective Date for a period of no less than ninety (90) days and no more than one hundred eighty days (180) days (the “Transition Period”), Seller will assist Buyer with the transition of the Existing Customers, including Seller’s obligations under the Assigned Contracts, to Buyer under and pursuant to the terms of Schedule 6.7. Similar, during the Transition Period, Buyer shall assist Seller with its pre-Closing obligation to the Existing Customers and provide such other services as described on and under and pursuant to the terms of Schedule 6.7.

6.8     Agreements regarding Certain Seller Intellectual Property. Schedule 6.8 sets for the Parties’ agreements with respect to the sale or license of certain Seller Intellectual Property after the Effective Date.

6.9     Audit Cooperation. From and after the Effective Date and only to the extent required under applicable U.S. securities Laws, Seller shall cooperate with Buyer and Buyer’s accountants with respect to the preparation and audit of the Seller’s financial statements or any SOC audit for such periods prior to the Effective Date (the “Prior PTM Financial Reports”) as may be required to enable the Buyer to comply with its reporting obligations, if any, under applicable securities Laws. Buyer agrees to engage Seller’s independent auditors, Talley & Company, to prepare such Prior PTM Financial Reports, provided that Talley & Company has sufficient experience representing public companies in the preparation of audited financial statements and is reasonably acceptable to Buyer’s accountants. Seller and Buyer shall share equally all costs related to the preparation of the Prior PTM Financial Reports (the “Preparation Costs”); provided however that Seller’s share of the Preparation Costs shall not exceed $37,500.00.

6.10     Future Corporate Actions. Neither Seller nor FBGH shall adopt any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law for a period of six (6) months from the Effective Date.

ARTICLE VII

EMPLOYEE RELATED MATTERS

7.1     Transferred Employee. Effective as of the Closing Date, Buyer shall make an offer of employment only to those employees of the Business, including those in FBGH’s accounting, marketing, human resources, sales and business development departments, as Buyer shall determine in its sole discretion (the “Transferred Employees”), which Transferred Employees shall be identified on Schedule 7.1. Nothing in this Agreement shall confer upon any Transferred Employee any right with respect to continued employment (or any particular term or condition of employment) with Buyer or any of its Affiliates, nor shall anything herein limit or interfere with Buyer’s (or any of its Affiliates’) right to terminate the employment of any Person (including any Transferred Employee) at any time and for any or no reason (subject to applicable Law), with or without cause or notice, or restrict Buyer or any of their Affiliates in the exercise of independent business judgment in modifying any terms or conditions of employment of the Transferred Employees on and after the Closing Date. For purposes of this Agreement, any employee shall be deemed to have accepted employment with the Buyer if such employee (a) appears at work on the second Business Day following the Closing Date and (b) has not given notice to the contrary to the Buyer or the Seller as of such date.

7.2     Seller’s Employees. On the Closing Date, and to the extent consistent with applicable Laws, Seller shall terminate the employment of all Transferred Employees. In connection with the termination of the Transferred Employees and any other employee of Seller who is terminated as a result of the Transaction, Seller shall be solely responsible for any notice of termination, termination pay, severance pay, vacation pay, paid time off and all other obligations and commitments of Seller relating to the employment, termination of employment and compensation of current and former employees of Seller prior to and on the Closing Date, including the Bonus Amounts, and shall further ensure that any employee who is paid severance signs a release of claims in a form reasonably acceptable to Buyer as a condition to the payment of severance.

ARTICLE VIII

INDEMNIFICATION

8.1     Survival. Subject to the limitations and other provisions of this Agreement, the representations, warranties and indemnification obligations contained in this Agreement shall survive the Effective Date and shall remain in full force and effect until the date that is thirty (30) months from the Effective Date; provided, that (a) the Standard Fundamental Representations and any indemnification obligations for their breach shall survive until the date which is three (3) years from the Effective Date; (b) the Additional Fundamental Representations and any indemnification obligations for their breach shall survive until the date which is five (5) years from the Effective Date; (c) claims related to Taxes, including any representations and warranties set forth in Section 3.18, and any indemnification obligations related to Taxes shall survive for a period equal to the statute of limitations, plus sixty (60) days; (d) any indemnification obligations with respect to claims under Sections 8.2(b), 8.2(c), 8.2(d), 8.2(e), 8.2(f), 8.2(i) and 8.2(j) of this Agreement shall survive until the date which is five (5) years from the Effective Date; (e) any indemnification obligations with respect to claims under Section 8.2(k) and Section 8.2(l) shall survive the Effective Date until the date set forth on Schedule 8.2(k) and Section 8.2(l), as applicable; and (f) any claims or Losses arising from or related in any way to Fraud and the indemnification obligations related to such claims or Losses, including those pursuant to Section 8.2(g) shall survive the Effective Date indefinitely. All covenants and agreements of the parties contained in this Agreement to be performed at or prior to the Closing shall survive the Closing for thirty (30) days after the Effective Date, and all other covenants and agreements of the parties contained in the Agreement shall survive the Closing in accordance with their respective terms as set forth in this Agreement. The obligations to indemnify, defend and hold harmless an Indemnitee will terminate on the day after the end of the applicable survival period; provided, however, that any claims asserted in good faith with reasonable specificity (to the extent known at such time) in writing and in compliance with the terms of Section 8.6 of this Agreement by notice from the Indemnitee to the Indemnifying Parties prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims (and only such claims) shall survive until finally resolved.

8.2     Indemnification by Seller. Subject to the other terms and conditions of this Article VIII, the FBGH Parties shall, jointly and severally, indemnify and defend Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

a.     any inaccuracy in or breach of any of the representations or warranties of any FBGH Party contained in this Agreement or in any Transaction Document;

b.     any breach or non-fulfillment of any covenant, agreement or obligation to be performed by any FBGH Party pursuant to this Agreement;

c.     any Excluded Asset or any Excluded Liability;

d.     the Services provided by Seller prior to the Closing Date;

e.     the Assigned Customer Accounts and Assigned Contracts and the obligations of Seller under the Assigned Customer Accounts and Assigned Contracts prior to the Closing Date;

f.     the ownership, operation or conduct of the Business, the Purchased Assets or the Seller Intellectual Property prior to the Effective Time, along with any Liabilities for services provided by the Seller prior to the Effective Time regardless of when the claims are made;

g.     any liabilities for Taxes imposed upon, or incurred by, FBGH Parties at any time or with respect to the Business with respect to any period (or portion thereof) ending before the Closing Date, including, but not limited to, withholding, state and sales or use Taxes imposed with respect to this Transaction;

h.     any noncompliance of a Benefit Plan identified on Schedule 3.16(a) with applicable Laws or failure of such Benefit Plan to be operated in compliance with applicable Laws if such noncompliance or failure occurred prior to the Closing Date;

i.     any Selling Expenses not paid at Closing;

j.     the collection, deposit or remittance of payroll tax funds prior to the Closing Date on behalf of the Existing Customers and the maintenance and operation of the Retained Custodial Accounts prior to and after the Closing Date, including a breach of the representations and warranties made in Section 3.22;

k.     those matters set forth on Schedule 8.2(k) and

l.      those matters set forth on Schedule 8.2(l).

8.3     Certain Limitations to Seller Indemnification. The indemnification provided for in Section 8.2 shall be subject to the following limitations:

a.     The aggregate amount of all Losses for which FBGH Parties shall be liable pursuant to Section 8.2 shall not exceed $2,400,000.00 (the “Cap”). The Cap shall not apply to the Excluded Losses.

b.     No Buyer Indemnitee will be entitled to any indemnification pursuant to Section 8.2 unless and until the aggregate of all Losses exceeds on a cumulative basis an amount equal to $50,000.00 (the “Basket”), in which event FBGH Parties will be required to pay or be liable for all such Losses from the first dollar. The Basket shall not apply to the Excluded Losses.

c.     FBGH Parties shall have no right of contribution from any of the Buyer Indemnitees with respect to any Loss for which FBGH Parties are required to indemnify such Buyer Indemnitee pursuant to this Article VIII.

8.4     Indemnification by Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify and defend FBGH Parties and their respective Representatives (collectively, the “FBGH Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the FBGH Indemnitees based upon, arising out of, with respect to or by reason of:

a.     any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or any Transaction Document;

b.     any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement;

c.     any Purchased Asset or any Assumed Liability solely with respect to claims arising after the Turn-over Time;

d.     the ownership, operation or conduct of the Business, the Purchased Assets or the Seller Intellectual Property after the Turn-over Time; and

e.     the Buyer Expenses.

8.5     Certain Limitations to Buyer Indemnification. The indemnification provided for in Section 8.4 shall be subject to the following limitations:

a.     The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.4 shall not exceed the Cap. The Cap shall not apply to the Excluded Losses.

b.     No FBGH Indemnitee will be entitled to any indemnification pursuant to Section 8.4 unless and until the aggregate of all Losses exceeds on a cumulative basis an amount equal to the Basket in which event Buyer will be required to pay or be liable for all such Losses from the first dollar. The Basket shall not apply to the Excluded Losses.

c.     Buyer shall have no right of contribution from any of the FBGH Indemnitees with respect to any Loss for which Buyer is required to indemnify such FBGH Indemnitee pursuant to this Article VIII.

8.6     Indemnification Procedures.

a.     Third Party Claims. If any Indemnitee receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnitee with respect to which an Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnitee shall give the Indemnifying Parties reasonably prompt written notice of the Third Party Claim, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Parties of their indemnification obligations, except and only to the extent that the Indemnifying Parties forfeit rights or defenses by reason of such failure. Such notice by the Indemnitee shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence of the Third Party Claim and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnitee. The Indemnifying Parties shall have the right to participate in, or by giving written notice to the Indemnitee, to assume the defense of any Third Party Claim at the Indemnifying Parties’ expense and by the Indemnifying Parties’ own counsel, and the Indemnitee shall cooperate in good faith in such defense; provided, that with respect to a Third Party Claim against a Buyer Indemnitee, FBGH Parties shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of Seller prior to the Closing Date, or (y) seeks an injunction or other equitable relief against the Buyer Indemnitees. In the event that the Indemnifying Parties assume the defense of any Third Party Claim, subject to Section 8.6(b), the Indemnifying Parties shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnitee. The Indemnitee shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Parties’ right to control the defense of the Third Party Claim. The fees and disbursements of such counsel shall be at the expense of Indemnifying Parties.

If Indemnifying Parties elect not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnitee in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnitee may, subject to Section 8.6(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. The Indemnifying Parties and Indemnitee shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

b.     Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, Indemnifying Parties shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnitee, except as provided in this Section 8.6(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee and provides, in customary form, for the unconditional release of each Indemnitee from all obligations in connection with such Third Party Claim and Indemnifying Parties desire to accept and agree to such offer, the Indemnifying Parties shall give written notice to that effect to the Indemnitee. If the Indemnitee fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Parties as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnitee fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Parties may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim.

c.     Direct Claims. Any Action by an Indemnitee on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnitee giving the Indemnifying Parties reasonably prompt written notice of the Direct Claim, but in any event not later than thirty (30) days after the Indemnitee becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Parties of their indemnification obligations, except and only to the extent that the Indemnifying Parties forfeit rights or defenses by reason of such failure. Such notice by the Indemnitee shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnitee. The Indemnifying Parties shall have thirty (30) days after their receipt of such notice to respond in writing to such Direct Claim. During such thirty (30) day period, the Indemnitee shall allow the Indemnifying Parties and their professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnitee shall assist the Indemnifying Parties’ investigation by giving such information and assistance (including access to Indemnitee’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Parties or any of their professional advisors may reasonably request. If the Indemnifying Parties do not so respond within such thirty (30) day period, the Indemnifying Parties shall be deemed to have rejected such claim, in which case the Indemnitee shall be free to pursue such remedies as may be available to Indemnitee on the terms and subject to the provisions of this Agreement.

8.7     Payments.

a.     From and after the Closing (but subject to the terms and conditions of this Article VIII), any Losses of the Buyer Indemnitees for which the FBGH Parties are liable under this Agreement (after following the procedures set forth in Section 8.6) will be paid first by reducing the amount of any Contingent Payment owed to Seller.

b.     To extent there is a Loss to which FBGH Parties are obligated to indemnify Buyer Indemnitees and the Contingent Payments have been paid in full or otherwise adjusted to zero, the FBGH Parties shall satisfy their obligations within fifteen (15) Business Days of such acceptance or final, non-appealable adjudication by wire transfer of immediately available funds in the amount of such Losses. The Parties agree that should a FBGH Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to 3%. Such interest shall be calculated daily on the basis of a 365/366 day year and the actual number of days elapsed, without compounding.

c.     To extent there is a Loss to which Buyer is obligated to indemnify FBGH Indemnitees, the Buyer shall satisfy its obligations within fifteen (15) Business Days of such acceptance or final, non-appealable adjudication by wire transfer of immediately available funds in the amount of such Losses. The Parties agree that should Buyer not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to 3%. Such interest shall be calculated daily on the basis of a 365/366 day year and the actual number of days elapsed, without compounding.

d.     Notwithstanding the above, if any Seller Indemnified Party has delivered notice of a claim for indemnification in good faith pursuant to Section 8.6 in respect of Losses and such claim has not been finally resolved or agreed to on or before any required payment date of a Contingent Payment under this Agreement, the failure of Buyer to make a required payment in the amount and to the extent of the amount of Losses alleged in good faith in such claim for indemnification when due will not constitute a breach of this Agreement.

8.8     Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

8.9     Effect of Investigation. The representations, warranties and covenants of the FBGH Parties, and the Buyer Indemnitees’ right to indemnification under this Article VIII, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Buyer Indemnitees (including by any of their Representatives) or by reason of the fact that the Buyer Indemnitees or any of their Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

8.7      Effect of Materiality. For purposes of this Article VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect, or other similar qualification contained in or otherwise applicable to such representation or warranty

8.11    Exclusive Remedies. Subject to Section 9.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud on the part of a Party to this Agreement in connection with the Transaction) for any breach of any representation, warranty, covenant, agreement or obligation set forth in this Agreement or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth in this Agreement or otherwise relating to the Transaction it may have against the other Parties and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.11 shall limit any Person’s right to seek and obtain any equitable relief with respect to any claim under this Agreement or any Transaction Documents. Notwithstanding the foregoing, any dispute pursuant to this Article VIII shall be subject first to the dispute resolution procedures set forth in Section 9.10 of the Agreement.

ARTICLE IX

MISCELLANEOUS

9.1     Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be shared equally by the FBGH Parties on the one hand, and the Buyer on the other hand.

9.2     Notices. All notices, requests, consents, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):

If to the FBGH Parties:	c/o Financial Business Holdings Group
175 S. Lake Avenue, Suite 200 Pasadena, CA 91101
Attention: Alden J. Blowers, President
Email: alblowers@catchetbanq.com

with a copy to:	Law Offices of Jerry J Goldstein
77-711 Flora Road, Suite 109 Palm Desert, CA 92211-4110 Attn: Jerry J Goldstein, Esq. Email: jjg@smallbizlaw.net

If to Buyer:	Asure Payroll Tax Management LLC
c/o Asure Software, Inc. 3700 N. Capital of Texas Hwy #350 Austin, Texas 78746 Attention: Patrick Goepel, Chief Executive Officer E-mail: PGoepel@asuresoftware.com

with a copy to:	Cozen O’Connor
33 South Sixth Street, Suite 3800 Minneapolis, Minnesota 55402 Attention: Katheryn A. Gettman, Esq. Email: kgettman@cozen.com

9.3     Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “of this Agreement,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole and not to any particular section or subsection. Unless the context otherwise requires, references in this Agreement: (x) to Articles, Sections, the Disclosure Schedules and Exhibits mean the Articles and Sections of, and the Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim in this Agreement.

9.4     Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

9.5     Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

9.6     Entire Agreement. This Agreement (including the Exhibits and the Disclosure Schedules) and the Transaction Documents constitute the sole and entire agreement of the Parties with respect to the Transaction and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to the Transaction. In the event of any inconsistency between the statements in the body of this Agreement and those in the Transaction Documents, the Exhibits and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

9.7     Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No party may assign his, her or its rights or obligations under this Agreement without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed, provided, that no party will be deemed to be unreasonably withholding their consent to any assignment that assigns any Party’s payment obligations under this Agreement or any other Transaction Document. Notwithstanding the foregoing, Buyer may collaterally assign its rights under this Agreement to its Senior Lenders, without the FBGH Parties’ consent. No assignment shall relieve the assigning party of any of its obligations under this Agreement.

9.8     No Third-Party Beneficiaries. Except as provided in Section 2.8(c), Section 6.2 and Article VIII, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.9     Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by or on behalf of all Parties. Any failure of Buyer, on the one hand, or any FBGH Party, on the other hand, to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the FBGH Parties (with respect to any failure by Buyer) or by Buyer (with respect to any failure by Seller, FBGH or Blowers), respectively, only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.10     Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

a.     This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

B.     ANY DISPUTE, LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL, INCLUDING THE DETERMINATION OF THE SCOPE OR APPLICABILITY OF THIS SECTION 9.10(B), SHALL BE DETERMINED BY BINDING ARBITRATION IN THE CITY OF SANTA ANA, CALIFORNIA BEFORE THREE ARBITRATORS. THE ARBITRATION SHALL BE ADMINISTERED BY JAMS PURSUANT TO ITS COMPREHENSIVE ARBITRATION RULES AND PROCEDURES. JUDGMENT ON THE AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION OVER THE FBGH PARTIES AND BUYER.

c.     NOTWITHSTANDING THE FBGH PARTIES AND BUYER ARE NOT PRECLUDED FROM SEEKING PROVISIONAL REMEDIES IN AID OF ARBITRATION OR BRINGING CLAIMS FOR EQUITABLE RELIEF OR SPECIFIC PERFORMANCE. ALL SUCH PERMITTED ACTIONS UNDER THIS SECTION 9.10(C) SHALL BE INSTITUTED IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR TO THE EXTENT SUCH COURT DECLINES JURISDICTION, FIRST TO ANY FEDERAL COURT, OR SECOND, IN THE STATE COURTS OF THE STATE OF DELAWARE LOCATED IN WILMINGTON, DELAWARE AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING

IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

d.     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(c).

9.11     Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms of this Agreement and that the Parties shall be entitled to specific performance of the terms of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.

9.12     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

9.13     Effect of Disclosure. Disclosure of any item in any part of the Disclosure Schedules shall be deemed to be disclosed on any other section of the Disclosure Schedules where its applicability to, relevance as an exception to, or disclosure for purposes of, such other representation or warranty is reasonably apparent on its face, provided that an express cross reference is provided to such other section of the Disclosure Schedules and sufficient detail is provided to clarify such cross reference. The inclusion of, or reference to, any item within any particular Schedule does not constitute an admission by Seller, members or Buyer that such item meets any or all of the criteria set forth in this Agreement for inclusion on such Schedule.

[Remainder of this page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Closing Date by their respective officers thereunto duly authorized.

BUYER:

ASURE PAYROLL TAX MANAGEMENT LLC

/s/ Patrick Goepel

By: Patrick Goepel

Its: President and Chief Executive Officer

SELLER:

PAYROLL TAX MANAGEMENT, INC

/s/ Summer Poletti

By: Summer Poletti

Its: President

FBGH:

FINANCIAL BUSINESS GROUP HOLDINGS

/s/ Alden J. Blowers

By: Alden J. Blowers

Its: President

BLOWERS:

/s/ Alden J. Blowers

ALDEN J. BLOWERS, an individual

[Signature page to Asset Purchase Agreement]